ADMINISTRATIVE SERVICES AGREEMENT

AGREEMENT made as of August 26, 2010, by and between each entity listed on Annex I attached hereto (each a “Fund” or collectively the “Funds”), and The Bank of New York Mellon, a corporation organized under the laws of the State of New York, through the Alternative Investment Services group of its wholly-owned subsidiary, BNY Mellon Investment Servicing (U.S.) Inc. (“BNYM-AIS”).

W I T N E S S E T H:

WHEREAS, each Fund is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund desires to retain BNYM-AIS to provide the various services described herein and BNYM-AIS is willing to provide such services, all as more fully set forth below;

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“Action Date” shall have the meaning given in Section 5(j) of this Agreement.

“Authorized Person” shall mean each person, whether or not an officer or employee of a Fund, duly authorized by the Fund’s board to give Instructions on behalf of such Fund as set forth in Exhibit A hereto.  The persons set forth in Exhibit A may be changed only in a writing substantially in the form of Exhibit A actually received and acknowledged by BNYM-AIS.

“BNYM Affiliate” shall mean any office, branch, or subsidiary of The Bank of New York Mellon Corporation.

“Confidential Information” shall have the meaning given in Section 6(o) of this Agreement.

“Direct Subscriber” shall mean a Subscriber who invests directly in a Fund and not through an adviser with Wells Fargo Bank, NA or a Placement Agent or Sub-Placement Agent of a Fund.

“Documents” shall mean the documents described in Exhibit B hereto.

"Governing Board" shall mean, with respect to a Fund, such Fund’s board of directors/trustees/managers or, as duly authorized, a competent committee thereof.

"Instructions" shall mean written communications actually received by BNYM-AIS by S.W.I.F.T., tested telex, letter, pdf attachment, facsimile transmission, or other method or system specified by BNYM-AIS as available for use in connection with the services hereunder, whether from a Subscriber or a Fund.

“Investment Advisor” shall mean the entity identified by the Funds to BNYM-AIS as the entity having investment responsibility with respect to the Funds.

“Net Assets” shall mean total assets less total liabilities, including unrealized profits and losses on open positions, accrued income and expense, calculated in accordance with generally accepted accounting principles as more fully described in the Funds’ Offering Materials.

“Offering Materials” shall mean the Funds’ confidential offering memorandum, subscription documents or similar materials with respect to its offering of the Shares.

“Organizational Documents” shall mean a Fund’s certificate of incorporation, certificate of formation or organization, certificate of limited partnership, certificate of trust, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, agreement and declaration of trust, or similar documents of formation or organization, as applicable.

“Shares” shall mean the record and beneficial ownership interests of the Funds offered to Subscribers.

“Sponsor” shall mean the entity identified as such in the Offering Materials.

“Subscriber” shall mean a person or entity subscribing to purchase, or already owning, Shares, including Direct Subscribers.

2.	Appointment.

Each Fund hereby appoints BNYM-AIS for the term of this Agreement to perform the services described herein.  BNYM-AIS hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.	Representations and Warranties.

(a)           Each Fund hereby represents and warrants to BNYM-AIS, which representations and warranties shall be deemed to be continuing, that:

(i)            It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)           This Agreement has been duly authorized, executed and delivered by such Fund, approved by a resolution of its Governing Board, and constitutes a valid and legally binding obligation of such Fund, enforceable in accordance with its terms;

(iii)          The Fund’s Investment Advisor is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

(iv)          It is conducting its business in compliance with all applicable laws and regulations, has made and will continue to make all necessary filings including tax filings, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement; and

(v)           Each person named on Exhibit A hereto is duly authorized by such Fund to be an Authorized Person hereunder.

(b)           BNYM-AIS hereby represents and warrants to each Fund, which representations and warranties shall be deemed to be continuing, that:

(i)            It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(ii)           This Agreement has been duly authorized, executed and delivered by it in accordance with all requisite action and constitutes a valid and legally binding obligation of BNYM-AIS, enforceable in accordance with its terms;

(iii)          It is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification; and

(iv)          It is conducting its business in compliance with all applicable laws and regulations and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of any contract binding on it or affecting its property would prohibit its execution or performance of this Agreement.

4.	Delivery of Documents.

(a)          Each Fund will promptly deliver to BNYM-AIS true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

(i)            The Fund’s articles of incorporation, certificate of trust or other organizational document and all amendments thereto (the “Charter”);

(ii)           The Fund’s bylaws (the “Bylaws”);

(iii)          Resolutions of the Fund’s Governing Board authorizing the execution, delivery and performance of this Agreement by the Fund;

(iv)          The Fund’s registration statement most recently filed with the Securities and Exchange Commission (the “SEC”) relating to the Shares of the Fund (the “Registration Statement”);

(v)           The Fund’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC; and

(vii)         The Fund’s Prospectus and Statement of Additional Information (the “Prospectus”).

(b)           Each copy of the Charter shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNYM-AIS.  Each copy of the Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Governing Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the appropriate Fund.

(c)           It shall be the sole responsibility of each Fund to deliver to BNYM-AIS its currently effective Prospectus and BNYM-AIS shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by BNYM-AIS.

5.	Certain Duties of the Funds.

(a)           The Funds shall be solely responsible for accurately and timely supplying BNYM-AIS with complete financial and other information relating to the Funds in order for BNYM-AIS to provide the services set forth on Schedule I.

(b)           Each Fund acknowledges that BNYM-AIS is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice and will not be making any tax filings or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.

(c)           The Funds, and not BNYM-AIS, shall pay all brokerage commissions, margins, option premiums, interest charges, floor commissions and fees, and other transaction costs and expenses charged and incurred by broker-dealers and/or futures commission merchants and their agents.

(d)           The Funds shall provide BNYM-AIS with certified copies of all Organizational Documents of the Funds and all filings relating to the organization of the Funds (excluding any state blue sky or securities law filings) required to be filed by the Funds with an official body or office.

(e)           Each Fund shall deliver, or cause to be delivered from time to time, to BNYM-AIS the Fund’s Documents and other materials used in the distribution of Shares and all amendments thereto, and such resolutions, votes and other proceedings as may be necessary for BNYM-AIS to perform its duties hereunder.  BNYM-AIS shall not be deemed to have notice of any information (other than information supplied by BNYM-AIS) contained in such Documents or materials until they are actually received by BNYM-AIS.

(f)            Each Fund shall use its best efforts to cause its Authorized Persons, Investment Advisor, distributor, internal legal counsel, independent accountant, previous administrator (if any) and transfer agent (if other than BNYM-AIS) to cooperate with BNYM-AIS and to provide BNYM-AIS, upon BNYM-AIS’ reasonable request and subject to confidentiality obligations, with such information and documents relating to such Fund as is within the possession of such persons and that are necessary to enable BNYM-AIS to perform its duties hereunder.  In connection with its duties hereunder, BNYM-AIS shall be entitled to rely, and shall be held harmless by the Funds when acting in reliance upon, such information or documents provided to BNYM-AIS by any of the aforementioned persons.  BNYM-AIS shall not be liable for any loss, damage or expense to the extent that such loss, damage or expense results from or arises out of the failure of the Funds to use best efforts to cause any information or documents to be provided to BNYM-AIS as provided herein.  All fees or costs charged by such persons shall be borne by the Funds.

(g)           The Funds shall promptly notify BNYM-AIS in writing of any and all legal proceedings or securities investigations filed or commenced against any Fund or, if material, the Investment Advisor.

6.	Duties and Obligations of BNYM-AIS.

(a)           Subject to the direction and control of the Funds and the terms and conditions of this Agreement, including Schedule I, BNYM-AIS shall provide to the Funds the services set forth in Schedule I.

(b)           Except to the extent otherwise indicated on Schedule I, BNYM-AIS shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Funds, distribution of Shares, or services normally performed by the Funds’ respective counsel or independent auditors.

(c)           Upon receipt of the Funds’ prior written consent (which shall not be unreasonably withheld), BNYM-AIS may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate.  Notwithstanding the foregoing, the Funds’ consent shall not be required for any such delegation to any BNYM Affiliate notwithstanding the domicile of such BNYM Affiliate, but BNYM-AIS shall notify the Funds prior to any such delegation. BNYM-AIS shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any permitted delegee or agent; provided, that BNYM-AIS shall have selected such delegee or agent with reasonable care; provided, further, that subject to Section 7 (a) BNYM-AIS shall be liable for the acts or omissions of any BNYM Affiliate to the same extent it would be liable under the terms hereof had it committed such act or omission and not delegated the same to such BNYM Affiliate.

(d)           BNYM-AIS shall, as agent for each Fund, maintain and keep current the books, accounts and other documents, if any, listed in Schedule I.  Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees and auditors of the Funds during BNYM-AIS’s normal business hours.  To the extent permitted by and consistent with applicable requirements of any laws, rules and regulations applicable to the Funds, or BNYM-AIS, any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.  Except as otherwise authorized by the Funds or their agents, all such records (other than those which are not of a material nature) shall be preserved by BNYM-AIS for a period of at least six (6) years, unless delivered to a duly appointed successor or to the Funds. In the event a Fund utilizes the BNYM-AIS Anti-Money Laundering services described herein, BNYM-AIS will maintain records relating to this service as follows: (i) the shorter of (a) at least five (5) years from the date the Subscriber liquidates its investment in the Fund, or (b) such time as the Fund converts to a successor administrator with a corresponding transfer of such records by BNYM-AIS; or (ii) in the case of a liquidation of the Fund, the shorter of (a) for at least five (5) years from the date a Fund liquidates or (b) until such records are transferred by BNYM-AIS to the Funds’ appointed liquidator or another designated Fund agent.

(e)           All records maintained and preserved by BNYM-AIS in hard copy pursuant to this Agreement shall be and remain the property of the Funds and shall be surrendered to the Funds promptly upon request in the form in which such records have been maintained and preserved.  Upon reasonable request of the Funds and payment of a reasonable fee specified by BNYM-AIS, BNYM-AIS shall provide in hard copy or electronic format any records included in any such delivery which are maintained by BNYM-AIS in the form of electronic media and stored on any magnetic disk or tape or similar recording method, and the Funds shall reimburse BNYM-AIS for its actual expenses incurred in providing such records.

(f)            The Funds shall furnish BNYM-AIS with any and all Instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNYM-AIS in the performance of its duties hereunder, including the amounts or written formula for calculating the amounts and times of accrual of the Funds’ liabilities and expenses.  BNYM-AIS shall not be required to include as the Funds’ liabilities and expenses, nor as a reduction of Net Assets, any accrual for any income taxes unless the Funds shall have specified to BNYM-AIS the precise amount of the same to be included in liabilities and expenses or used to reduce Net Assets.  BNYM-AIS shall endeavor to determine the value of securities owned by the Funds in the manner described in the Offering Materials.  At any time and from time to time, the Funds may, if consistent with and to the extent permitted by the Offering Materials, furnish BNYM-AIS with bid, offer, or market values of securities and instruct BNYM-AIS to use such information in its calculations hereunder.  BNYM-AIS shall at no time be required or obligated to commence or maintain either any utilization of, or subscriptions to, any securities pricing or similar service or any arrangements with any brokers, dealers or market makers or specialists described in the Offering Materials.

(g)           In the event BNYM-AIS’s computations hereunder rely, in whole or in part, upon information, including (i) bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNYM-AIS which BNYM-AIS in its judgment deems reliable, or (ii) prices or values supplied by the Fund or by brokers, dealers, market makers, or specialists described in the Offering Materials, BNYM-AIS shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.  BNYM-AIS shall not be required to inquire into any valuation of securities or other assets by the Funds or any third party described above, even though BNYM-AIS in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.  BNYM-AIS, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Funds is or will be actually paid, but will accrue such interest until otherwise instructed by the Funds.

(h)           The method of valuation of securities and the method of computing the Net Assets shall be as set forth in the then currently effective Offering Materials of the Funds.  To the extent the description of the valuation methodology of securities or computation of Net Assets as specified in the Funds’ then currently effective Offering Materials is at any time inconsistent with any applicable laws or regulations, the Funds shall immediately so notify BNYM-AIS in writing and thereafter shall either furnish BNYM-AIS at all appropriate times with the values of such securities and Net Assets, or subject to the prior approval of BNYM-AIS, instruct BNYM-AIS in writing as to the appropriate valuation methodology to be employed by BNYM-AIS to compute Net Assets in a manner that the Funds then represent in writing to be consistent with all applicable laws and regulations.  The Funds may also from time to time, subject to the prior approval of BNYM-AIS, instruct BNYM-AIS in writing to compute the value of the securities or Net Assets in a manner other than as specified in this Agreement.  By giving such instruction, the Funds shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Offering Materials.

(i)            BNYM-AIS, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications and documentation furnished to it on behalf of the Funds and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications or documentation, including the amounts or formula for calculating the amounts and times of accrual liabilities and expenses; and the amounts receivable and the amounts payable on the sale or purchase of securities.

(j)            BNYM-AIS may apply to an Authorized Person of the Funds for Instructions with respect to any matter arising in connection with BNYM-AIS’s performance hereunder, and BNYM-AIS shall not be liable for any action taken or omitted to be taken by it in good faith without negligence, willful misconduct or bad faith in accordance with such Instructions.  Such application for Instructions may, at the option of BNYM-AIS, set forth in writing any action proposed to be taken or omitted to be taken by BNYM-AIS with respect to its duties or obligations under this Agreement and the date (the “Action Date”) on and/or after which such action shall be taken.  BNYM-AIS shall provide the Authorized Person with commercially reasonable time to respond to the application before the Action Date occurs.  BNYM-AIS shall not be liable for any action taken or omitted to be taken by it in good faith without negligence, willful misconduct or bad faith in accordance with a proposal included in any such application on or after the Action Date specified therein unless, prior to such Action Date for taking or omitting to take any such action, BNYM-AIS has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(k)           BNYM-AIS may consult with internal counsel to the Funds or its own counsel, at the Funds’ expense, provided that BNYM-AIS has provided prior notification to the Fund that it is consulting its own counsel and has provided the Fund an estimate of expenses related to such consultation.  BNYM-AIS shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of its own counsel.

(l)            BNYM-AIS shall provide all of the “BNYM-AIS Anti Money Laundering Services” described in Schedule I with respect to Direct Subscribers and those “BNYM-AIS Anti Money Laundering Services” described in Schedule I (ii) and (iii) to all Subscribers, subject to the terms and conditions of this Agreement and the following additional terms and conditions.

(i)      BNYM-AIS does not warrant that (x) its performance of the BNYM-AIS Anti-Money Laundering Services will achieve any particular intended result, (y) that its performance will satisfy any legal obligations of the Funds, or (z) that it will detect all possible instances of money laundering or transactions involving money laundering or other unlawful activities.  BNYM-AIS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(ii)      The Funds shall indicate to BNYM-AIS each Subscriber that is a Direct Subscriber, provide each subscription agreement from each Subscriber to BNYM-AIS a reasonable time before accepting any initial payment from a Subscriber and shall not accept any such payment unless and until BNYM-AIS shall have completed the BNYM-AIS Anti Money Laundering Services with respect to such Subscriber.  BNYM-AIS may assume the authenticity and accuracy of any document provided by a Subscriber without verification unless in the sole discretion of BNYM-AIS the same on its face appears not to be genuine.  In the event of delay or failure by the Subscriber to produce any information required by the subscription agreement or by BNYM-AIS in providing the BNYM-AIS Anti-Money Laundering Services, BNYM-AIS may refuse to accept the subscription and the subscription monies related thereto or may refuse to allow a redemption until proper information has been provided.  The Funds shall instruct BNYM-AIS not to accept any payment on behalf of the Funds from a Subscriber or pay on behalf of the Funds any redemption or repurchase proceeds to a Subscriber if the Funds determine that such acceptance or payment would violate any anti-money laundering laws applicable to the Funds.  In the event any initial payment from a Subscriber is sent to an account other than an account of the Funds maintained at a BNYM Affiliate, (A) the Funds shall promptly notify BNYM-AIS of the receipt of such payment, (B) the Funds shall not invest such payment until BNYM-AIS has completed the BNYM-AIS Anti-Money Laundering Services with respect to such Subscriber, and (C) the Funds shall indemnify and hold BNYM-AIS harmless in accordance with the terms of this Agreement with respect to any such payment that is invested prior to BNYM-AIS’s completion of the BNYM-AIS Anti-Money Laundering Services and acceptance of the subscription therefore.

(iii)     BNYM-AIS shall provide prompt notice to the Funds of any potential Subscriber with respect to whom BNYM-AIS has anti money laundering concerns based on the performance of the BNYM-AIS Anti Money Laundering Services.

(iv)     BNYM-AIS is providing the BNYM-AIS Anti Money Laundering Services based on the representation and warranty of the Funds, which shall be deemed continued and repeated on each day on which BNYM-AIS provides such services, that the BNYM-AIS Anti Money Laundering Services, if provided as described herein and without any  negligence, bad faith or willful malfeasance by BNYM-AIS,  together with the activities of the Funds in accordance with its internal policies, procedures and anti money laundering controls shall together satisfy all the requirements of the laws with respect to money laundering applicable to the Funds.

(v)      Upon request, BNYM-AIS shall (i) provide to a Fund a written summary of BNYM-AIS’s anti-money laundering compliance procedures applicable to its performance of the BNYM-AIS Anti Money Laundering Services; (ii) provide to the Fund a certificate in a form acceptable to BNYM-AIS and the Fund certifying that BNYM-AIS has an adequate AML training program in place; and (iii) allow any regulators that are reviewing the Fund’s AML program and processes to also review BNYM-AIS’s AML program and processes if requested.

(vi)      In the event of any failure by BNYM-AIS to provide any of the BNYM-AIS Anti Money Laundering Services in accordance with its standard of care and not otherwise, BNYM-AIS’s liability shall be limited to the lesser of (x) the actual direct money damages suffered by the affected Fund as a direct result of such failure and (y) the amount paid by the Funds under this Agreement during the twelve (12) months immediately preceding the month in which the event giving rise to such liability occurred.  Any action brought against BNYM-AIS for claims hereunder must be brought within one year following the date on which the affected Fund becomes aware or should have become aware of such failure.

(m)          BNYM-AIS shall have no duties or responsibilities whatsoever including any custodial duties, except such duties and responsibilities as are specifically set forth in this Agreement, including Schedule I, or as are otherwise required of BNYM-AIS by laws or regulations applicable to BNYM-AIS, and no covenant or obligation shall be implied against BNYM-AIS in connection with this Agreement.  The scope of services to be provided by BNYM-AIS under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to a Fund, unless the parties hereto expressly agree in writing to any such increase which, with respect to BNYM-AIS, shall not be unreasonably withheld.

(n)           BNYM-AIS shall have no liability for any Fund or Subscriber taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”) or for any withholding or reporting of Taxes.

(o)           BNYM-AIS agrees to treat as confidential information all accounting and Subscriber information and other information related to the Funds and other business records of the Funds, including any information relating to any Fund investment, disclosed to BNYM-AIS in connection with its provision of services pursuant to the terms of this Agreement (all such information, the

“Confidential Information”) and BNYM-AIS shall not disclose the Confidential Information to any other person, except to (i) its employees, BNYM Affiliates, delegees, agents and other service providers to the Fund to the extent necessary with respect to BNYM-AIS’s provision of services hereunder, (ii) its and the Fund’s respective regulators, examiners, internal and external accountants, auditors, and counsel, (iii) a person or entity conducting an independent third party compliance or other review, or (iv) any other person when required by a court order or legal process, or whenever advised by its counsel that it would be liable for a failure to make such disclosure.  BNYM-AIS shall instruct its employees, regulators, examiners, internal and external accountants, auditors, persons or entities conducting independent third party compliance or other reviews and counsel, and instruct any BNYM Affiliate, delegee,  agent or person or entity conducting independent third party compliance or other reviews to instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel, who may be afforded access to Confidential Information of such obligations of confidentiality, and shall not use the Confidential Information for any purpose other than the provision of services hereunder.  Confidential Information shall not include any information that (i) is or becomes public knowledge through no act or omission of the receiving person, (ii) is publicly disclosed by a Fund or any Subscriber, or (iii) is otherwise obtained from third parties not known by BNYM-AIS to be bound by a duty of confidentiality.

(p)           BNYM-AIS will take reasonable precautions to ensure the security of Subscriber records and information, protect against any anticipated threats or hazards to the security or integrity of such records or information, and protect against unauthorized access to or use of such records or information that would result in substantial harm or inconvenience to any Subscriber and will maintain reasonable procedures to detect and respond to any internal or external security breaches.  BNYM-AIS will monitor and review its procedures periodically and revise them, as necessary, to ensure they appropriately address any reasonably foreseeable risks. BNYM-AIS agrees that the Funds may review such procedures from time to time upon its reasonable requests.

(q)           BNYM-AIS may utilize systems and/or software designed, and databases provided, by certain third parties, and shall not be liable for any loss, damage or expense that occur as a result of the failure of any such systems, software, and/or databases not caused by BNYM-AIS’s own bad faith,  negligence or willful misconduct.  In providing the services hereunder, BNYM-AIS is authorized to utilize any vendor (including pricing and valuation services) reasonably believed by BNYM-AIS to be reliable; provided, however, that with respect to pricing and valuation services, BNYM-AIS shall provide the Funds prior written notice of the names of such service providers before utilizing any such service with respect to any Fund securities to the extent reasonably practicable under the circumstances.  BNYM-AIS shall not be liable for any loss, damage or expense incurred to the extent that such loss, damage or expense is as a result of errors or omissions of any vendor utilized by BNYM-AIS hereunder, provided, that such vendor was selected with reasonable care and without negligence, willful misconduct or bad faith.  No such vendor shall be an agent or delegee of BNYM-AIS hereunder.

(r)            BNYM-AIS shall make reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available and, in the event of equipment failures, BNYM-AIS shall, at no additional expense to the Fund, take reasonable steps to minimize service interruption.  BNYM-AIS shall have no liability with respect to the loss of data or service caused by equipment failure, provided such loss or interruption is not caused by BNYM-AIS’s own bad faith,  negligence or willful misconduct.

7.	Allocation of Expenses.

(a)           Except as otherwise provided herein, all costs and expenses (subject to Section 7(b) below) arising or incurred in connection with the performance of this Agreement shall be paid by the Funds, including but not limited to, organizational costs and costs of maintaining the Funds’ existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Funds’ employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and servicing fees, charges of custodians, transfer and disbursing agents, expenses (including clerical expenses) incident to the issuance, cancellation, repurchase or redemption of Shares, fees and expenses incident to the registration or qualification of the Shares under applicable securities laws, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material, if any, to the owners of Shares, all expenses incidental to holding annual or other meetings, if any, and extraordinary expenses as may arise, including litigation affecting the Funds and legal obligations relating thereto.

(b)           BNYM-AIS shall be reimbursed for all reasonable out-of-pocket expenses (such as telephone, facsimile, photocopy, overnight courier and messenger charges, postage, etc.) incurred in connection with the performance of any administrative services required, as well as any fees, costs and expenses permitted to be procured for the Funds by BNYM-AIS pursuant to this Agreement.  BNYM-AIS shall promptly supply supporting expense documentation to the Funds if so requested and to the extent such documentation is available, including, without limitation, with respect to expenses incurred under Section 6(k) above.

8.	Standard of Care; Indemnification.

(a)           Except as otherwise provided herein, BNYM-AIS shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) (collectively,  “Losses”) resulting from, arising out of, or in connection with its performance hereunder, except those Losses arising out of BNYM-AIS’ or any BNYM Affiliate’s own bad faith, negligence or willful misconduct.  In no event shall BNYM-AIS be liable to the Funds or any third party for special, indirect or consequential damages, or lost profits or loss of business, resulting from, arising out of, or in connection with its performance hereunder, even if previously informed of the possibility of such damages and regardless of the form of action.

    (b)           BNYM-AIS's liability to the Fund and any person or entity claiming through the Fund for any Loss due to the negligence of BNYM-AIS (but not its gross negligence, bad faith or willful misconduct with respect to its duties under this Agreement) shall be determined as follows:

    (i)          if such Loss occurs twenty-four (24) months or more after the date of this Agreement, then BNYM-AIS's liability for such Loss shall not exceed the greater of the fees received by BNYM-AIS for services provided hereunder during the  twenty-four (24) months immediately prior to the date of such Loss or $750,000;

    (ii)         if such Loss occurs prior to twenty-four (24) months after the date of this Agreement, then BNYM-AIS's maximum liability for such Loss shall be determined as follows: (i) if such Loss occurs within the first nine (9) months after the effective date of the Agreement, BNYM-AIS's maximum liability for such Loss shall be calculated using the average monthly fees due to BNYM-AIS under the Agreement as of the date of such Loss multiplied by twelve (12); (ii) if such Loss occurs between nine (9) and twelve (12) months after the effective date of the Agreement, BNYM-

AIS's maximum liability for such Loss shall be calculated using the average monthly fees due to BNYM-AIS under the Agreement as of the date of such Loss multiplied by eighteen (18); (iii) if a Loss occurs between twelve (12) and twenty-four (24) months after the effective date of the Agreement, BNYM-AIS's maximum liability for such Loss shall be calculated using the average monthly fees due to BNYM-AIS under the Agreement as of the date of such Loss multiplied by twenty-four (24); and

    (iii)        BNYM-AIS's cumulative maximum liability for all Losses due to its negligence (but not its gross negligence, bad faith or willful misconduct with respect to its duties under this Agreement) shall in no event exceed $1,000,000.

(c)           Without limiting the generality of the foregoing, BNYM-AIS shall not be responsible for any Losses suffered by any Fund arising from any one or more of the following:

(i)        Errors in records or Instructions, explanations, information, specifications or documentation of any kind, as the case may be, including any valuations or prices of securities or specification of Net Assets, supplied to BNYM-AIS by any third party described in Section 6 hereof or by, or on behalf of, a Fund;

(ii)       Any failure by BNYM-AIS to receive any instruction (whether oral, written or by email, facsimile or other electronic transmission), record, explanation, information, specifications or documentation, including any failure to actually receive any application or other document from a Subscriber, unless such failure is directly caused by BNYM-AIS’ gross negligence, bad faith or willful misconduct with respect to its duties under this Agreement.  In this context, any application or other document from a Subscriber shall not be deemed actually received by BNYM-AIS unless and until the Subscriber has received from BNYM-AIS a confirmation of receipt in writing in the form currently in use by BNYM-AIS for those types of confirmations;

(iii)      Any improper use by a Fund or its agents, distributors or Investment Advisor of any valuations or computations supplied by BNYM-AIS in accordance with its standard of care under this Agreement;

(iv)       The method of valuation of the securities and the method of computing Net Assets, as set forth in the Offering Materials or as directed by a Fund, and if the Offering Materials so indicate, the value of Net Assets per Share; or

(v)        Any Fund or Subscriber Taxes or for any non-withholding or non-reporting of Taxes.

(d)           Notwithstanding any other provision contained in this Agreement, BNYM-AIS shall have no duty or obligation with respect to, including any duty or obligation to determine, or advise or notify the Funds of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Funds; (ii) the taxable nature or effect on the Funds or their Subscribers of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Funds to their Subscribers; or (iv) the effect under any income tax laws of the Funds making or not making any distribution, dividend payment, or election with respect thereto.

(e)           Actions taken or omitted in reliance on Instructions (whether oral, written or by email, facsimile or other electronic transmission), or upon any order, indenture, power of attorney, assignment, affidavit or other instrument believed by BNYM-AIS to be genuine or reasonably believed by BNYM-AIS to be from an Authorized Person, or upon the opinion of legal counsel for the Funds or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(f)            Each Fund shall indemnify and hold harmless BNYM-AIS and any BNYM Affiliate from and against any and all Losses, and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNYM-AIS or any BNYM Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNYM-AIS or any BNYM Affiliate hereunder without bad faith, negligence, or willful misconduct, or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Offering Materials (excluding information provided by BNYM-AIS), (iii) any Instructions (whether oral, written or by email, facsimile or other electronic transmission) of a person reasonably believed to be an Authorized Person, or (iv) any written opinion of legal counsel for the Funds, or arising out of transactions or other activities of the Funds which occurred prior to the commencement of this Agreement; provided, that neither BNYM-AIS nor any BNYM Affiliate shall be entitled to indemnification hereunder for Losses arising out of its own  negligence, bad faith or willful misconduct.  In addition, in no event shall a Fund be liable to BNYM-AIS or any BNYM Affiliate or any third party for special, indirect or consequential damages, or lost profits or loss of business, resulting from, arising out of, or in connection with its performance hereunder, even if previously informed of the possibility of such damages and regardless of the form of action. This indemnity shall be a continuing obligation of the Funds, their successors and assigns, notwithstanding the termination of this Agreement.

9.	Compensation.

For the services provided hereunder, each Fund agrees to pay BNYM-AIS such compensation as is mutually agreed from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNYM-AIS in performing its duties hereunder and in accordance with Section 7(b) above.  Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly.  BNYM-AIS shall deliver to each Fund invoices for services rendered which invoices shall be paid by the Fund within thirty (30) days after receipt.  Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.  For the purpose of determining compensation payable to BNYM-AIS, each Fund’s net asset value shall be computed at the times and in the manner specified in the Fund’s Prospectus.

10.	Term of Agreement.

(a)           This Agreement shall be for an initial term ending on the first anniversary of the date first above written, and shall continue for successive one year periods thereafter, except that the term of this Agreement may at any time be terminated by either BNYM-AIS giving to the Funds, or the Funds giving to BNYM-AIS, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice, and the term of this Agreement shall immediately terminate upon dissolution of the Funds.  Upon termination by the Funds, other than a termination by the Funds pursuant to the succeeding Section 10(b), the Funds shall pay to BNYM-AIS:  (i) if terminated prior to the first anniversary of the date first above written, the total fees which would have been payable through the earlier of the (1) 90th day after notice of termination was given or (2) such first anniversary if this Agreement were not terminated, and (ii) if terminated after the first anniversary, such compensation as may be due as of the date of such termination, and, in each case, the Funds shall reimburse BNYM-AIS for any disbursements and expenses made or incurred by BNYM-AIS and payable or reimbursable hereunder, including fees and compensation for work done or services provided by BNYM-AIS and agreed to by the Funds after the termination date.

(b)          This Agreement may be terminated by the Funds at any time if BNYM-AIS (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within 10 days of receipt of written notice served by the Funds specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it.  This Agreement may be terminated by BNYM-AIS with respect to a Fund if at any time such Fund (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within 10 days of receipt of written notice served by BNYM-AIS specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it.

(c)           Upon termination and settlement of all amounts due under this Agreement, including unpaid compensation due pursuant to Section 9 and amounts due pursuant to Section 10(a), BNYM-AIS shall return to the Funds any Confidential Information provided by the Funds to BNYM-AIS pursuant to this Agreement.

11.	Force Majeure.

Neither BNYM-AIS nor any Fund shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of God; acts of war or terrorism; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Funds or BNYM-AIS, as the case may be, shall use their best efforts to resume performance as soon as practicable under the circumstances.

12.	Information Security and Business Continuity.

(a)           Information Security Standards and Reviews.  BNYM-AIS represents and warrants that it has in place information security standards that are reasonably designed to comply with  applicable requirements set forth by its primary regulatory oversight agency or other applicable federal law. BNYM-AIS shall notify the Funds as soon as reasonably practical under the circumstances in the event of discovery of a material breach of its systems, applications, networks or sites used to provide services hereunder and to the extent possible and available, shall advise the Funds of the efforts undertaken to correct those material breaches.

(b)          Electronic Incident Reporting. For purposes hereof, “Electronic Incident” shall mean any unauthorized action by a known or unknown person which should reasonably be considered one of the following: an attack, penetration, disclosure of Confidential Information, misuse of system access, unauthorized access or intrusion (hacking), virus intrusion, scan of BNYM-AIS’s systems or networks, or any other activity that materially adversely affects the services provided hereunder and/or Confidential Information related to the Funds. If an Electronic Incident which materially adversely affects the services provided hereunder and/or Confidential Information occurs, BNYM-AIS shall notify the Funds as soon as reasonably practicable under the circumstances.

(c)           Business Continuity.  BNYM-AIS represents and warrants that it has in place a business continuity plan and disaster recovery and backup procedures that are reasonably designed to comply with applicable requirements set forth by its primary regulatory oversight agency or other applicable federal law.

13.	Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by BNYM-AIS and the Funds.

14.	Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Funds or BNYM-AIS without the written consent of the other, which consent shall not be unreasonably withheld.

15.	Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.  The Funds hereby consent to the jurisdiction of a court situated in the City and State of New York in connection with any dispute arising hereunder.  THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  TO THE EXTENT THAT IN ANY JURISDICTION THE PARTIES TO THIS AGREEMENT MAY NOW OR HEREAFTER BE ENTITLED TO CLAIM, FOR ITSELF OR ITS ASSETS, IMMUNITY FROM SUIT, EXECUTION, ATTACHMENT (BEFORE OR AFTER JUDGMENT) OR OTHER LEGAL PROCESS, THE PARTIES TO THIS AGREEMENT IRREVOCABLY AGREE NOT TO CLAIM, AND THEY HEREBY WAIVE, SUCH IMMUNITY.

16.	Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

17.	No Waiver.

Each and every right granted to BNYM-AIS or the Funds hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of BNYM-AIS or the Funds to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNYM-AIS or the Funds of any right preclude any other or future exercise thereof or the exercise of any other right.

18.	Non-Exclusiveness.

No provision of this Agreement shall prevent BNYM-AIS from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind.  Any and all operational procedures, techniques and devices developed by BNYM-AIS in connection with the performance of its duties and obligations under this Agreement, including those developed in conjunction with the Funds, shall be and remain the property of BNYM-AIS, and BNYM-AIS shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

19.	Liabilities of a Fund.

The liabilities of each Fund shall be limited such that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing and relating to this Agreement with respect to a particular Fund shall be enforceable against the assets of that particular Fund only, and not against the assets of any other Fund.

20.	Administrative Staff.

The Funds hereby agree, and agree to cause the Investment Advisor to agree, to refrain from hiring any employees of BNYM-AIS during the term of this Agreement and for a period of one (1) year after the termination date of this Agreement.  Should the Funds or the Investment Advisor hire any such employee during the stated time period, the Funds or  the Investment Advisor hereby agree to compensate BNYM-AIS in an amount equivalent to the hired employee’s annual salary to cover the cost of recruiting, hiring, and training a replacement employee.

21.	Notices, Electronic Communications.

(a)               All notices required or permitted under this Agreement in writing shall be validly given or made in writing if (i) personally delivered, (ii) delivered and confirmed by facsimile, (iii) delivered by reputable overnight courier delivery service or (iv) deposited in the mail, first class, postage prepaid, certified or registered, return receipt requested as follows:

if to the Funds, at:

Alternative Strategies Group, Inc.
Attention: Britta Patterson
401 S. Tryon Street
Charlotte, NC 28202

With a copy to:

Alternative Strategies Group, Inc.
Attention: Yukari Nakano
200 Berkeley Street
Boston, MA 02116

if to BNYM-AIS, at:

The Bank of New York Mellon
101 Barclay Street, 20W
New York, N.Y. 10286
Attention: Ian G. Shaw
Facsimile: (203) 601-4629

With a copy to:

BNY Mellon Investment Servicing (U.S.) Inc.
301 Bellevue Parkway
Wilmington, DE 19809
Attention: President

or at such other place as may from time to time be designated in writing.  Notices sent via mail shall be deemed given on the third business day following the day they are sent, notices sent via overnight carrier shall be deemed given on the business day following the day they are sent, notices delivered personally shall be deemed given on the day of confirmed receipt, and notices transmitted by facsimile transmission shall be deemed given on the date of transmission with confirmation of receipt.

(b)                 The Fund authorizes BNYM-AIS to (i) accept consents, approvals, waivers, requests, and other communications BNYM-AIS receives from any Fund by email, facsimile or other electronic transmission as if those communications had been given personally in writing and signed by an Authorized Person; (ii) respond to consents, approvals, waivers, requests, and other communications BNYM-AIS receives from any Fund by means of email, facsimile or other electronic transmission; (iii) communicate with, and accept communications from, any Fund, its counsel, accountants, auditors, prime broker and other service providers, Subscribers by means of email, facsimile or other electronic transmission; and (iv) transmit and receive Confidential Information in connection with its performance hereunder by means of email, facsimile or other electronic transmission.  If BNYM-AIS or any Fund elects to transmit Instructions through an on-line communication system offered by BNYM-AIS, its use thereof shall be subject to the Terms and Conditions attached hereto as Appendix I.  BNYM-AIS shall not be liable to the Funds or any other person for any loss or damage suffered as a result of the Funds’ use of email, facsimile or other electronic transmission to communicate with BNYM-AIS, or the use of email, facsimile or other electronic transmission by BNYM-AIS to transmit Confidential Information or communicate with any Fund or any other person, including any loss or damage resulting from or arising out of loss of data or malfunction of equipment or communications services in connection with the transmission of such communications, unless such loss or damage is the result of BNYM-AIS’ willful misconduct,  negligence or bad faith.  In the event any Instructions are given, whether upon application of BNYM-AIS or otherwise, by means of email, facsimile or other electronic transmission, BNYM-AIS is authorized to, but is not obligated to, seek clarification of such Instructions by telephone call-back to an Authorized Person, and BNYM-AIS may rely upon the clarification of anyone purporting to be such Authorized Person.  If BNYM-AIS considers that any email, facsimile or other electronic communication may conflict with any other Instructions from, or agreements with, any Fund, it may delay acting on such communication until clarification by telephone call-back to an Authorized Person.  Any Instructions received from a Subscriber in the manner set forth in this paragraph shall not be deemed actually received by BNYM-AIS unless and until the Subscriber has received from BNYM-AIS a confirmation of receipt in writing in the form currently in use by BNYM-AIS for those types of confirmations.

22.	Not Legal Advice.

Notwithstanding anything in this Agreement to the contrary, the services of BNYM-AIS are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.  Neither this Agreement nor the provision of services under this Agreement shall establish, or are intended to establish, an attorney-client relationship between the Fund and BNYM-AIS.

23.	No Third Party Beneficiary.

The terms and provisions of this Agreement shall inure to the benefit of the parties and their respective successors and assigns, and is made solely and specifically for their benefit. No other person, including but not limited to Subscribers, shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

24.	Rules of Construction.

All articles or section titles or captions in this Agreement shall be for convenience only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement.  Except as specifically provided otherwise, alphanumerical references to “Articles,” “Sections,” “Exhibits” and “Schedules” are to the respective articles and sections of, and exhibits and schedules to, this Agreement.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part of this Agreement.  Any reference in this Agreement to schedules and exhibits shall be deemed to be a reference to such schedules and exhibits as amended and in effect from time to time. Whenever the word “including” is used herein, it shall be construed to mean “including without limitation.”

25.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

EACH FUND LISTED ON ANNEX I

By:           /s/ Yukari Nakano

Name:   Yukari Nakano
Title:   Chief Operating Officer

THE BANK OF NEW YORK MELLON

By:           /s/ Brian Aarons

Name:  Brian Aarons
Title:  Managing Director

ANNEX I

Fund Name:	Form of Organization

ASGI AGILITY INCOME FUND	Delaware Business Trust

APPENDIX I

ELECTRONIC SERVICES TERMS AND CONDITIONS

1.           License; Use. (a) This Appendix I shall govern the Funds’ use of electronic communications, information delivery, portfolio management and banking services, that The Bank of New York Mellon and its affiliates (“BNYM”) may provide to the Funds, such as The Bank of New York Mellon Inform ™ and The Bank of New York Mellon CA$H-Register Plus®, and any computer software, proprietary data and documentation provided by BNYM to a Fund in connection therewith (collectively, the “Electronic Services”). In the event of any conflict between the terms of this Appendix I and the main body of this Agreement with respect to the Funds’ use of the Electronic Services, the terms of this Appendix I shall control.

(b) BNYM grants to each Fund a personal, nontransferable and nonexclusive license to use the Electronic Services to which each Fund subscribes solely for the purpose of transmitting instructions and information (“Instructions”), obtaining reports, analyses and statements and other information and data, making inquiries and otherwise communicating with BNYM in connection with the Funds’ relationship with BNYM.  Each Fund shall use the Electronic Services solely for its own internal and proper business purposes and not in the operation of a service bureau.  Except as set forth herein, no license or right of any kind is granted to any Fund with respect to the Electronic Services.  Each Fund acknowledges that BNYM and its suppliers retain and have title and exclusive proprietary rights to the Electronic Services, including any trade secrets or other ideas, concepts, know-how, methodologies, and information incorporated therein and the exclusive rights to any copyrights, trade dress, look and feel, trademarks and patents (including registrations and applications for registration of either), and other legal protections available in respect thereof.  Each Fund further acknowledges that all or a part of the Electronic Services may be copyrighted or trademarked (or a registration or claim made therefor) by BNYM or its suppliers.  The Funds shall not take any action with respect to the Electronic Services inconsistent with the foregoing acknowledgments, nor shall any Fund attempt to decompile, reverse engineer or modify the Electronic Services.  The Funds may not copy, distribute, sell, lease or provide, directly or indirectly, the Electronic Services or any portion thereof to any other person or entity without BNYM’s prior written consent.  The Funds may not remove any statutory copyright notice or other notice included in the Electronic Services.  The Funds shall reproduce any such notice on any reproduction of any portion of the Electronic Services and shall add any statutory copyright notice or other notice upon BNYM’s request.

(c) Portions of the Electronic Services may contain, deliver or rely on data supplied by third parties (“Third Party Data”), such as pricing data and indicative data, and services supplied by third parties (“Third Party Services”) such as analytic and accounting services.  Third Party Data and Third Party Services supplied hereunder are obtained from sources that BNYM believes to be reliable but are provided without any independent investigation by BNYM.  BNYM and its suppliers do not represent or warrant that the Third Party Data or Third Party Services are correct, complete or current.  Third Party Data and Third Party Services are proprietary to their suppliers, are provided solely for each Fund’s internal use, and may not be reused, disseminated or redistributed in any form.  The Funds shall not use any Third Party Data in any manner that would act as a substitute for obtaining a license for the data directly from the supplier.  Third Party Data and Third Party Services should not be used in making any investment decision.  BNYM AND ITS SUPPLIERS ARE NOT RESPONSIBLE FOR ANY RESULTS OBTAINED FROM THE USE OF OR RELIANCE UPON THIRD PARTY DATA OR THIRD PARTY SERVICES.  BNYM’s

suppliers of Third Party Data and Services are intended third party beneficiaries of this Section 1(c) and Section 5 below.

(d) The Funds understand and agree that any links in the Electronic Services to Internet sites may be to sites sponsored and maintained by third parties.  BNYM makes no guarantees, representations or warranties concerning the information contained in any third party site (including without limitation that such information is correct, current, complete or free of viruses or other contamination), or any products or services sold through third party sites.  All such links to third party Internet sites are provided solely as a convenience to the Funds and each Fund accesses and uses such sites at its own risk.  A link in the Electronic Services to a third party site does not constitute BNYM’s endorsement, authorisation or sponsorship of such site or any products and services available from such site.

2.           Equipment.  The Funds shall obtain and maintain at their own cost and expense all equipment and services, including but not limited to communications services, necessary for them to utilize and obtain access to the Electronic Services, and BNYM shall not be responsible for the reliability or availability of any such equipment or services.

3.           Proprietary Information.  The Electronic Services, and any proprietary data (including Third Party Data), processes, software, information and documentation made available to the Funds (other than which are or become part of the public domain or are legally required to be made available to the public) (collectively, the "Information"), are the exclusive and confidential property of BNYM or its suppliers.  However, for the avoidance of doubt, reports generated by the Funds containing information relating to their account(s) (except for Third Party Data contained therein) are not deemed to be within the meaning of the term “Information.”  The Funds shall keep the Information confidential by using the same care and discretion that the Funds use with respect to their own confidential property and trade secrets, but not less than reasonable care.  Upon termination of the Agreement or the licenses granted herein for any reason, the Funds shall return to BNYM any and all copies of the Information which are in their possession or under their control (except that the Funds may retain reports containing Third Party Data, provided that such Third Party Data remains subject to the provisions of this Appendix).  The provisions of this Section 3 shall not affect the copyright status of any of the Information which may be copyrighted and shall apply to all information whether or not copyrighted.

4.           Modifications.  BNYM reserves the right to modify the Electronic Services from time to time.  The Funds agree not to modify or attempt to modify the Electronic Services without BNYM's prior written consent.  The Funds acknowledge that any modifications to the Electronic Services, whether by the Funds or BNYM and whether with or without BNYM's consent, shall become the property of BNYM.

5.           NO REPRESENTATIONS OR WARRANTIES; LIMITATION OF LIABILITY.  BNYM AND ITS MANUFACTURERS AND SUPPLIERS MAKE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE ELECTRONIC SERVICES OR ANY THIRD PARTY DATA OR THIRD PARTY SERVICES, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.  THE FUNDS ACKNOWLEDGE THAT THE ELECTRONIC SERVICES, THIRD PARTY DATA AND THIRD PARTY SERVICES ARE PROVIDED “AS IS.”  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT SPECIAL, OR CONSEQUENTIAL, WHICH THE FUNDS MAY INCUR IN CONNECTION WITH THE ELECTRONIC SERVICES, THIRD PARTY DATA OR THIRD PARTY SERVICES, EVEN IF BNYM OR SUCH SUPPLIER KNEW OF THE POSSIBILITY OF SUCH DAMAGES.  IN

NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND THEIR REASONABLE CONTROL.

6.           Security; Reliance; Unauthorized Use; Funds Transfers.  BNYM will establish security procedures to be followed in connection with the use of the Electronic Services, and each Fund agrees to comply with the security procedures.  Each Fund understands and agrees that the security procedures are intended to determine whether instructions received by BNYM through the Electronic Services are authorized but are not (unless otherwise specified in writing) intended to detect any errors contained in such instructions.  Each Fund will cause all persons utilizing the Electronic Services to treat any user and authorization codes, passwords, authentication keys and other security devices with the highest degree of care and confidentiality.  Upon termination of each Fund’s use of the Electronic Services, each Fund shall return to BNYM any security devices (e.g., token cards) provided by BNYM.  BNYM is hereby irrevocably authorized to comply with and rely upon Instructions and other communications, whether or not authorized, received by it through the Electronic Services.  Each Fund acknowledges that it has sole responsibility for ensuring that only Authorized Persons use the Electronic Services and that to the fullest extent permitted by applicable law BNYM shall not be responsible nor liable for any unauthorized use thereof or for any losses sustained by any Fund arising from or in connection with the use of the Electronic Services or BNYM’s reliance upon and compliance with Instructions and other communications received through the Electronic Services.  With respect to instructions for a transfer of funds issued through the Electronic Services, when instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), BNYM, its affiliates, and any other bank participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named.  Such reliance on a unique identifier shall apply to beneficiaries named in such instructions as well as any financial institution which is designated in such instructions to act as an intermediary in a funds transfer.  It is understood and agreed that unless otherwise specifically provided herein, and to the extent permitted by applicable law, the parties hereto shall be bound by the rules of any funds transfer system utilized to effect a funds transfer hereunder.

7.           Acknowledgments.  BNYM shall acknowledge through the Electronic Services its receipt of each Instruction communicated through the Electronic Services, and in the absence of such acknowledgment BNYM shall not be liable for any failure to act in accordance with such Instruction and the Funds may not claim that such Instruction was received by BNYM.  BNYM may in its discretion decline to act upon any instructions or communications that are insufficient or incomplete or are not received by BNYM in sufficient time for BNYM to act upon, or in accordance with such instructions or communications.

8.           Viruses.  Each Fund agrees to use reasonable efforts to prevent the transmission through the Electronic Services of any software or file which contains any viruses, worms, harmful component or corrupted data and agrees not to use any device, software, or routine to interfere or attempt to interfere with the proper working of the Electronic Services.

9.           Encryption.  Each Fund acknowledges and agrees that encryption may not be available for every communication through the Electronic Services, or for all data.  Each Fund agrees that BNYM may deactivate any encryption features at any time, without notice or liability to any Fund, for the purpose of maintaining, repairing or troubleshooting its systems.

10.          On-Line Inquiry and Modification of Records. In connection with the Funds’ use of the Electronic Services, BNYM may, at any Fund’s request, permit a Fund to enter data directly into a BNYM database for the purpose of modifying certain information maintained by BNYM’s systems, including, but not limited to, change of address information.  To the extent that a Fund is granted such access, the applicable Fund agrees to indemnify and hold BNYM harmless from all loss, liability, cost, damage and expense (including attorney’s fees and expenses) to which BNYM may be subjected or which may be incurred in connection with any claim which may arise out of or as a result of changes to BNYM database records initiated by the applicable Fund.

11.          Agents.  Each Fund may, on advance written notice to the BNYM, permit its agents and contractors (“Agents”) to access and use the Electronic Services on the applicable Fund’s behalf, except that the BNYM reserves the right to prohibit the applicable Fund’s use of any particular Agent for any reason.  The applicable Fund shall require its Agent(s) to agree in writing to be bound by the terms of the Agreement, and said Fund shall be liable and responsible for any act or omission of such Agent in the same manner, and to the same extent, as though such act or omission were that of the Fund.  Each submission of an Instruction or other communication by the Agent through the Electronic Services shall constitute a representation and warranty by the Fund that the Agent continues to be duly authorized by the Fund to so act on its behalf and BNYM may rely on the representations and warranties made herein in complying with such Instruction or communication.  Any Instruction or other communication through the Electronic Services by an Agent shall be deemed that of the applicable Fund, and the applicable Fund shall be bound thereby whether or not authorized.  Each Fund may, subject to the terms of this Agreement and upon advance written notice to BNYM, provide a copy of the Electronic Service user manuals to its Agent if the Agent requires such copies to use the Electronic Services on the applicable Fund’s behalf.  Upon cessation of any such Agent's services, the applicable Fund shall promptly terminate such Agent’s access to the Electronic Services, retrieve from the Agent any copies of the manuals and destroy them, and retrieve from the Agent any token cards or other security devices provided by BNYM and return them to BNYM.

EXHIBIT A

The following persons, whether or not an officer or employee of the Funds, are hereby designated Authorized Persons under the Administrative Services Agreement dated as of August 26, 2010, between the Funds and The Bank of New York Mellon, through its Alternative Investment Services group, (“BNYM-AIS”).

Name	Company	Signature	Phone No.

Yukari Nakano	Alternative Strategies Group, Inc.	/s/ Yukari Nakano	(617) 210-3233

Michael Roman	Alternative Strategies Group, Inc.	/s/ Michael Roman	(617) 210-3234

Richard Aguiar	Alternative Strategies Group, Inc.	/s/ Richard Aguiar	(617) 210-3219

Ankit Patel	Alternative Strategies Group, Inc.	/s/ Ankit Patel	(617) 201-3208

EXHIBIT B

Documents

1.	Each Fund’s Organizational Documents and all amendments thereto.

2.	The Funds’ Offering Materials.

3.
Any investment advisory, custodian, prime brokerage or similar contract or agreement between any of the Funds and any other party, including any contract or agreement described in the Offering Materials.

SCHEDULE I

SERVICES

Accounting Services.

(a)	Journalize investment, capital and income and expense activities;

(b)	Verify investment buy/sell trade tickets when received from the Investment Advisor;

(c)	Maintain individual ledgers for investment securities;

(d)	Maintain historical tax lots for each security;

(e)	Record and reconcile corporate action activity and all other capital changes;

(f)	Reconcile cash and investment balances with the Fund’s custodian(s);

(g)
Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Fund’s Offering Materials or Registration Statement, as applicable and Organizational Documents;

(h)	Assist in the preparation of the Fund’s annual and semi-annual financial statements, and such other financial statements as the Fund may reasonably request;

(i)
Assist with the annual audit process, including liaising with the Funds’ auditors as needed from time to time; provide account analyses, fiscal year summaries, and other audit-related information with respect to the Funds and otherwise take all reasonable action in the performance of its duties under this Agreement consistent with the scope of such duties to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Funds;.

(j)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(k)	Calculate capital gains and losses;

(l)	Determine net income;

(m)	Determine applicable foreign exchange gains and losses on payables and receivables;

(n)
In respect of any Fund investments in private investment funds, obtain monthly prices from each underlying fund’s administrator or portfolio manager and, if unable to obtain such valuations, notify the Fund or its designee(s).  To the extent the Fund invests in securities or assets other than private investment funds, obtain daily security market quotes and currency exchange rates from independent pricing sources approved by the Investment Advisor, or if such quotes or rates are unavailable, then obtain the same from the Investment Advisor, and in either case calculate the market value of the Fund's investments in accordance with the Fund's valuation policies or guidelines; provided, however, that BNYM-AIS shall not under any circumstances be under a duty to independently price or value any of the Fund's investments itself or to confirm or validate any information or valuation provided by the Investment Advisor or any other pricing source, nor shall BNYM-AIS have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(o)	Transmit or make available a copy of the portfolio valuation to the Investment Advisor as agreed upon between BNYM-AIS and the Fund;

(p)	Compute as of the last business day of each calendar month or at such other date as may be specified in the Offering Materials or decided by the Fund’s board, the Net Assets of the Funds;

(q)	Disseminate quotations of the value of Net Assets per Share as required by the Investment Advisor and approved by the Fund;

(r)	Allocate income, expenses, gains and losses to individual Subscribers’ capital accounts in accordance with the Organizational Documents;

(s)
Prepare and maintain all customary financial and accounting books and records in the appropriate form and in sufficient detail to support an annual independent audit of the financial condition of the Funds, and perform all other accounting and clerical services necessary in connection with the administration of the Funds;

(t)
Calculate the incentive allocation, if applicable, in accordance with the Organizational Documents and reallocate corresponding amounts from the applicable Subscribers’ accounts to the special advisory account.

Administration Services.

(a)	Supply various normal and customary Fund statistical data as requested on an ongoing basis;

(b)	Assist in the preparation and coordinate the printing of the Fund’s Annual and Semi-Annual Reports; assist in the preparation and filing of the Fund’s Form N-SAR with the SEC;

(c)	Assist in the preparation and coordinate the filing of the Form N-Q with the SEC;

(d)
Coordinate with the Fund’s counsel the preparation of and coordinate the SEC filing of: annual Post-Effective Amendments to the Fund’s Registration Statement (if needed); Form N-CSR and Form N-PX (provided that the Fund’s voting records are delivered to BNYM-AIS in the format required by BNYM-AIS and BNYM-AIS is not responsible for maintaining the Fund’s voting records);

(e)
Administratively assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Fund as such bond and policies are approved by the Fund’s Governing Board;

(f)	Draft agendas (with final selection of agenda items being made by Fund counsel) and resolutions for quarterly board meetings;

(g)	Assemble and mail board materials for quarterly board meetings;

(h)	Attend quarterly board meetings and draft minutes thereof;

(i)	Maintain the Fund’s corporate calendar listing various SEC filing and board approval deadlines;

(j)	Administratively assist the Fund in providing Fund documents in the possession of BNYM-AIS for SEC examinations;

(k)
If the chief executive officer or chief financial officer of the Fund is required to provide a certification as part of the Fund’s Form N-CSR or Form N-Q filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, BNYM-AIS will provide (to such person or entity as agreed between the Fund and BNYM-AIS) a sub-certification in support of certain matters set forth in the aforementioned certification, such sub-certification to be in such form and relating to such matters as agreed between the Fund and BNYM-AIS from time to time, BNYM-AIS shall be required to provide the sub-certification only during the terms of this Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification.  For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other regulatory requirement;

(l)
Provide compliance policies and procedures related to certain services provided by BNYM-AIS and, if mutually agreed, certain BNYM-AIS affiliates, summary procedures thereof and an annual certification letter;

(m)	Assist Fund counsel and Fund management with the preparation of Schedule TO and amendments thereto and coordinate the filing thereof with the Fund's financial printer; and

(n)
Perform such additional administrative duties relating to the administration of the Fund upon such terms and conditions and for such fees as may subsequently be agreed upon in writing between the Fund and BNYM-AIS.

All regulatory services are subject to the review and approval of Fund counsel.

Investor Services.

(a)
Act as registrar and transfer agent with respect to the Shares and, in that capacity process subscription applications, transfer instructions, redemption/repurchase requests and other applicable account maintenance requests received by the Funds with respect to their Shares;

(b)	Maintain the register of Subscribers of the Fund and enter on such register all issues, transfers and repurchases of Shares in the Fund; and

(c)	In coordination with the Fund’s accounting agent, arrange for the calculation of the issue and repurchase prices of Shares in the Fund in accordance with the Fund’s Organizational Documents;

(d)	Coordinate the printing, mailing and tracking of periodic tender offers (and collect responses thereto);

(e)
Upon receipt of Written Instructions, prepare and distribute to Subscribers any promissory notes, confirmation letters and/or contract notes issued by the Fund in connection with any  Share transactions;

(f)
Upon receipt of a resolution of the Fund’s Governing Board authorizing the declaration and payment of dividends and distributions, arrange for the issuance of the dividends and distributions in cash, or, if the resolution so provides, arrange for the payment of such dividends and distributions in Shares; such issuance or payment to be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws, rules or regulations;

(g)
Process applications from Subscribers relating to the Fund’s Dividend Reinvestment Plan (“Dividend Reinvestment Plan”) and coordinate with the Fund’s accounting agent and/or custodian to effect purchases of Shares in connection with the Dividend Reinvestment Plan;

(h)
Upon receipt of Written Instructions, mail the following to Subscribers: (i) periodic statements, (ii) dividend and distribution notices (and tax forms or substitute notices regarding same), and (iii) annually, any required Form 1099s; and

(i)	If required, respond to inquiries from time to time received by the Funds from Subscribers, prospective Subscribers or others, provided that such inquiries are actually received by BNYM-AIS.

Tax Services.

(a)	Prepare a fiscal tax provision in coordination with the annual audit; prepare an excise tax provision; and prepare all relevant 1099 calculations;

(b)	Prepare income and capital gain distributions;

(c)	Prepare federal and state tax returns on behalf of the Fund for third party review and filing by the Fund’s chosen tax preparer; and

(d)	If applicable, provide the necessary information for the preparation of Forms 1042 and 1042-S to report U.S. dividend income and withholding tax to non-U.S. investors.

BNYM-AIS Anti Money Laundering Services.

(a)	Direct Subscriber Identification and Verification: The following information will be obtained with respect to each Direct Subscriber:
	(i)	Natural Persons
		●	Full name (i.e., no initial for a first name);

	●	Full residence address, including apartment number and standardized country code;
	●	Nationality;
	●	Occupation;
●
Social security number (U.S. Persons) and a photocopy of the Direct Subscriber’s passport or driver’s license bearing a photograph and signature to verify the Direct Subscriber’s identity and nationality;

	●	Information regarding the legal capacity in which the Direct Subscriber is acting (i.e., on his or her own behalf, or on behalf of another person or legal entity);
	●	Information regarding the identity of any ultimate beneficial owners of the Shares, if applicable; and
●
Identification of the source of the Direct Subscriber’s (or, if the Direct Subscriber is acting on behalf of another person or legal entity, such third party’s) funds, including (1) the name and address of the remitting financial institution, name and address of the Direct Subscriber and the Direct Subscriber’s account number, and (2) a statement of what transaction or business generated the funds.

(ii)		Legal Entities
	●	Full legal name;
	●	Type of entity;
	●	Description of business;
	●	Jurisdiction in which organized;
	●	Registered address;
	●	Business address;
	●	Taxpayer Identification Number (U.S. entities) or equivalent;
	●	Copy of Organizational Documents;
	●	List/register of directors; and
●
Identification of the source of the Direct Subscriber’s (or, if the Direct Subscriber is acting on behalf of another person or legal entity, such third party’s) funds, including (1) the name and address of the remitting financial institution, name and address of the Direct Subscriber and the Direct Subscriber’s account number, and (2) a statement of what transaction or business generated the funds.

In addition to any of the Direct Subscriber identification information set forth in (a) or (b) above, BNYM-AIS may obtain and rely upon a letter of reference from a local office of a bank or brokerage firm that is incorporated, or has its principal place of business located, in a Financial Action Task Force on Money Laundering (FATF) Country certifying that the prospective Direct Subscriber maintains an account at such bank or brokerage firm and containing a statement affirming the prospective investor’s identity (a sample Letter of Reference is attached hereto as Exhibit C).

BNYM-AIS’s review of such information shall include: an examination of the subscription agreement and other identification documents provided by the Direct Subscriber to determine if the same has been completed, but without verifying the same except as set forth above.  Any inability on the part of BNYM-AIS to obtain or verify the information as set forth above shall be reported to the Funds’ Money Laundering Reporting Officer or equivalent (as identified by the Funds to BNYM-AIS from time to time) for further disposition.

With respect to Subscribers other than Direct Subscribers, the Funds will rely on separate agreements with Wells Fargo Bank, NA and/or its affiliates for purposes of identifying and verifying such Subscribers.

(b)           OFAC and Other Verifications

BNYM-AIS shall verify that each Subscriber is not (a) a designated national and blocked person as identified on the most recently updated U.S. Department of Treasury Office Foreign Assets Control (OFAC) List, or (b) a senior foreign political figure, its immediate family members and close associates, or any foreign shell bank; provided that with respect to (ii)(b) hereof, BNYM-AIS’s verifications shall be based solely upon the representations (if any) made in the subscription agreement of a Fund.

(c)           Monitoring and Reporting

The following will be monitored for significant changes or inconsistencies in the pattern of transactions by the Subscriber and a report of any such changes or inconsistencies shall be made promptly to the Funds’ Money Laundering Reporting Officer or equivalent (as identified by the Funds to BNYM-AIS from time to time) for further disposition:

●	Subscription and redemption payments
●	Frequency
●	Amount
●	Geographic origin/destination

EXHIBIT C

LETTER OF REFERENCE

[Letterhead of Bank or Broker-Dealer]

To:          The Bank of New York Mellon
101 Barclay Street, 20W
New York, New York 10286

The undersigned hereby certifies, which certifications shall be deemed to be continuing, that:

1.
[insert name of institution] (the “Institution”) has established and maintains an anti-money laundering program and a customer identification program (together, the “Program”), which includes policies and procedures that require the Institution to obtain and verify information about the identity of its clients and which are reasonably designed to ensure that the Institution is not being used by any client as a conduit for money laundering or other illegal purposes;

2.	The Institution is in compliance with the Program and all anti-money laundering laws, regulations and rules in effect that are applicable to it;

3.
The Institution has verified the identity of [insert name of investor] and to the best of the Institution’s knowledge, no transaction undertaken with respect to such investor’s account(s) at the Institution is prohibited by applicable law, regulation or rule and no property held in any such account(s) is derived from any activity prohibited by applicable law, regulation or rule.

_____________________________
(Authorized Signature)

Name:
Title:
Date: